May 18, 2020
HollyFrontier Corporation Announces Retirement of Mark Plake and Appointment of Bruce Lerner as President of its Lubricants & Specialties Segment
DALLAS--(BUSINESS WIRE)--HollyFrontier Corporation (NYSE: HFC) (“HollyFrontier”) today announced that Mark A. Plake will step down from his role as President, HollyFrontier Lubricants & Specialties on June 1, 2020 and will retire from HollyFrontier on December 31, 2020. From June 1, 2020 to December 31, 2020, Mr. Plake will serve in an advisory role and assist with the transition of his current duties. Mr. Plake joined Holly Corporation in 1999 and has held various roles at HollyFrontier and Holly Energy Partners, L.P. during his 21 years with the company.
In connection with Mr. Plake’s upcoming retirement, Bruce A. Lerner will join HollyFrontier as President, HollyFrontier Lubricants & Specialties effective June 1, 2020. Mr. Lerner served as President and Chief Executive Officer of PeroxyChem, LLC from March 2014 to February 2020 and Vice President & Global Business Director, FMC Peroxygens of FMC Corporation from February 2007 to February 2014 when the business unit was divested to become PeroxyChem. Prior to such time, Mr. Lerner held various roles at Engelhard Corp. and BASF Corp. Mr. Lerner currently serves on the board of directors of Vishay Precision Group.
“On behalf of HollyFrontier, I want to congratulate Mark on his successful career at HollyFrontier. We wish him the best in retirement,” said Michael Jennings, CEO and President of HollyFrontier. “We are excited to have Bruce join our executive leadership team. We look forward to his experience and leadership as we continue working to grow the scale and profitability of our lubricants and specialties business.”
About HollyFrontier Corporation:
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. In addition, HollyFrontier produces base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. HollyFrontier also owns a 57% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P., a master limited partnership that provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier.
HollyFrontier Corporation
Craig Biery, 214-954-6510
Director, Investor Relations
or
Trey Schonter, 214-954-6510
Investor Relations